                                                                      Exhibit 99

         Duramed Pharmaceuticals, Inc. Completes $12 Million Private Placement

         CINCINNATI, Feb. 5 /PRNewswire/ -- Duramed Pharmaceuticals, Inc. (Nasdaq: DRMD) today announced the private placement of $12 million of Series F Convertible Preferred Stock. The financing was managed by Shoreline Pacific, Institutional Finance Division of Financial West Group.

         "These funds will be used by Duramed to continue its product development and capital expenditure programs, which are expected to contribute to a return to profitability in the second half of 1998," said E. Thomas Arington, Duramed Chairman and Chief Executive Officer.

         One half of the preferred shares are convertible immediately with the remaining half convertible after August 4, 1998. The conversion price for the first half of the Series F Preferred Stock will be $7.30 per share for at least the first six months. Thereafter, with respect to the second half of the Series F Preferred Stock and any unconverted portion of the first half, the conversion price will vary depending on the timing of conversions and the market price of the common stock. The conversion price will range from a premium to the market price, to a discount from the market price of the common stock.

         The Preferred Stock will pay a dividend of 5% annually, payable quarterly in arrears, on all unconverted Preferred Stock. Any of the Series F Preferred Stock that remains outstanding will be redeemed automatically on February 4, 2000.

         At the closing of this transaction, Duramed had approximately 17.9 million common shares outstanding. Depending on the ultimate conversion price, the number of common shares issued in satisfaction of conversion could range from a low of 1,397,000 to a high of 3,582,000, with provision for cash redemption of any remaining unconverted Series F Preferred Stock.

         The Securities and Exchange Commission (SEC) encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Due to changing market conditions, product competition, the nature of product development and regulatory approval processes, the achievement of forward-looking statements contained in this press release are subject to risks and uncertainties. For further details and a discussion of these risks and uncertainties, see Duramed's SEC filings, including its annual report on Form 10-K.

         Duramed Pharmaceuticals currently develops, manufacturers and markets prescription drug products. The Company's product development program is focused on hormonal therapies and controlled release technology. The Company's common stock is traded on Nasdaq under the symbol DRMD. Additional information on the Company can be found on the World Wide Web at http://www.duramed.com.


                                       -4-